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                                                                    EXHIBIT 99.3

                                    CONSENT

   I, L.M. Baker, Jr., hereby consent to being named in the Joint Proxy Statement-Prospectus included in the Registration Statement on Form S-4 filed by First Union Corporation ("First Union") in connection with the Agreement and Plan of Merger, dated as of April 15, 2001, between First Union and Wachovia Corporation ("Wachovia") as a person who will become a director of the surviving corporation of the merger of Wachovia with and into First Union.

                                          /s/ L.M. Baker, Jr.
                                             L.M. Baker, Jr.

Dated: April 26, 2001